Exhibit 10.1

Share Exchange Agreement

by and among

Descrypto Holdings, Inc.,

OpenLocker Inc.,

The Stockholders of OpenLocker Inc. Party Hereto

And

Brian Klatsky as the Stockholders’ Representative

i

ii

Exhibits

Exhibit A	Form of Joinder
Exhibit B	Form of Stock Power
Exhibit C	Form of Voting Agreement

iii

Share Exchange Agreement

Dated as of May 23, 2022

This Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Descrypto Holdings, Inc., a Delaware corporation (the “Company”); (ii) OpenLocker Inc., a Delaware corporation (“OpenLocker”), (iii) all of the stockholders of OpenLocker as set forth on the signature pages hereto (together with the Additional Stockholders (as defined below) the “OpenLocker Stockholders”) and (iv) Brian Klatsky as the Representative of the OpenLocker Stockholders (the “Stockholders’ Representative”). Each of OpenLocker and the OpenLocker Stockholders may be referred to collectively herein as the “OpenLocker Parties” and separately as a “OpenLocker Party”. Each of the Company, each OpenLocker Party and the Stockholders’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, at the Closing (as defined below), the Company agrees to acquire from the OpenLocker Stockholders all of the shares of common stock, par value $0.0001 per share, of OpenLocker (the “OpenLocker Stock”) held by the OpenLocker Stockholders in exchange for the issuance by the Company to the OpenLocker Stockholders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”);

WHEREAS, OpenLocker will become a wholly owned subsidiary of the Company;

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, in pursuance of the plan of reorganization as set forth herein and pursuant to Section 354(a)(1) of the Code, at the Closing (as defined below), the Optionholders (as defined below) shall exchange their OpenLocker Options (as defined below) for Descrypto Options (as defined below);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. Definitions and Interpretations

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a)	“Accredited Investor” has the meaning set forth in Section 4.07(b).

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)	“ACV” has the meaning set forth in Section 2.03(e).

(d)	“Additional Stockholder” has the meaning set forth in Section 2.01(c).

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(e)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(f)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(g)	“Arbitrator” has the meaning set forth in Section 10.01(a).

(h)	“Basket” has the meaning set forth in Section 9.08(a).

(i)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(j)	“Capitalization Table” has the meaning set forth in Section 3.06(b).

(k)	“Closing Date” has the meaning set forth in Section 2.05.

(l)	“Closing” has the meaning set forth in Section 2.05.

(m)	“Code” has the meaning set forth in the recitals hereto.

(n)	“Company Board” means the Board of Directors of the Company.

(o)	“Company Common Stock” has the meaning set forth in the recitals hereto.

(p)	“Company Indemnified Party” has the meaning set forth in Section 9.01.

(q)	“Company Organizational Documents” has the meaning set forth in Section 5.01.

(r)	“Company Stock” has the meaning set forth in the recitals.

(s)	“Company” has the meaning set forth in the introductory paragraph hereto.

(t)	“Company Covered Person” has the meaning set forth in Section 5.11.

(u)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” have correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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(v)	“Controlling Stockholders” has the meaning set forth in Section 9.01.

(w)	“Denominator” the meaning set forth in Section 9.05(b).

(x)	“Descrypto Options” has the meaning set forth in Section 2.04.

(y)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities, including, without limitation any simple agreements for future equity or any similar agreements or instruments.

(z)	“Direct Claim” has the meaning set forth in Section 9.03(c).

(aa)	“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(bb)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(cc)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(dd)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(ee)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ff)	“Exchange Shares” has the meaning set forth in Section 2.02(b).

(gg)	“Exchange” has the meaning set forth in Section 2.02(c).

(a)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(hh)	“Indemnified Party” has the meaning set forth in Section 9.03.

(ii)	“Indemnifying Party” has the meaning set forth Section 9.03.

(jj)	“Intellectual Property Registrations” has the meaning set forth in Section 3.14(d).

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(b)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(kk)	“Joinder” has the meaning set forth in Section 2.01(b).

(ll)	“Knowledge of OpenLocker” means the knowledge, after and assuming reasonable inquiry, of any executive officer of OpenLocker.

(c)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(mm)	“Leone” has the meaning set forth in Section 2.03(e).

(nn)	“Liabilities” has the meaning set forth in Section 3.08.

(oo)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(pp)	“Losses” and “Loss” has the meaning set forth in Section 9.01.

(qq)	“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

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(rr)	“OpenLocker Board” means the Board of Directors of OpenLocker.

(ss)	“OpenLocker Indemnified Party” has the meaning set forth in Section 9.02.

(tt)	“OpenLocker Option” means an option between OpenLocker and a Person pursuant to which such Person has the right to acquire shares of OpenLocker Stock.

(uu)	“OpenLocker Organizational Documents” has the meaning set forth in Section 3.01.

(vv)	“OpenLocker Party” and “OpenLocker Parties” have the meanings set forth in the introductory paragraph hereto.

(ww)	“OpenLocker Stock” has the meaning set forth in the recitals.

(xx)	“OpenLocker Stockholders” has the meaning set forth in the introductory paragraph hereto.

(yy)	“OpenLocker” has the meaning set forth in the introductory paragraph hereto.

(zz)	“Optionholders” means those persons holding OpenLocker Options, other than Brian Klatsky.

(aaa)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Governmental Authority.

(bbb)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(d)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(ccc)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ddd)	“Preferred Stock” has the meaning set forth in Section 5.06.

(eee)	“Regulation S” has the meaning set forth in Section 4.07(h).

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(fff)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ggg)	“Rule 144” has the meaning set forth in Section 4.07(h).

(hhh)	“SAFE” has the meaning set forth in Section 2.01(a).

(iii)	“SEC Reports” has the meaning set forth in the introductory paragraph to Article V.

(jjj)	“SEC” means the U.S. Securities and Exchange Commission.

(kkk)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(lll)	“Series A Stock” has the meaning set forth in Section 5.06.

(mmm)	“Stockholders’ Agreement” has the meaning set forth in Section 3.06(g).

(nnn)	“Stockholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

(ooo)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ppp)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(qqq)	“Termination Date” means May 31, 2022.

(rrr)	“Third-Party Claim” has the meaning set forth in Section 9.03(a).

(sss)	“Transaction Documents” means this Agreement, each of the Joinders, the stock powers, the Voting Agreement, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein, other than the Option Rollover Agreements.

(ttt)	“Transactions” means the transactions contemplated by the Transaction Documents.

(uuu)	“Updated Capitalization Table” has the meaning set forth in Section 3.06(b).

(vvv)	“Voting Agreement” has the meaning set forth in Section 2.03(e).

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Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. The Transactions

Section 2.01 Additional Stockholders.

(a)	The Parties as of the Effective Date acknowledge and agree that, following the Effective Date, OpenLocker may issue additional shares of OpenLocker Stock to Persons who are not Parties as of the Effective Date, and that OpenLocker may issue additional shares of OpenLocker Stock to persons who, as of the Effective Date hold certain simple agreements for future equity (“SAFEs”) of OpenLocker, which SAFEs shall be exercised or otherwise converted or exchanged shares of OpenLocker Stock prior to the Closing.

(b)	Upon the issuance of any shares of OpenLocker Stock or conversion or exercise of the SAFEs each applicable Person who was previously the holder thereof, who will have been issued shares of OpenLocker Stock in connection therewith, shall execute a Joinder to Share Exchange Agreement, in the form as attached hereto as Exhibit A (each, a “Joinder”) pursuant to which such Person shall join this Agreement as an OpenLocker Stockholder for all purposes.

(c)	Upon the execution of a Joinder, the applicable Person (each, an “Additional Stockholder”) shall join this Agreement and shall be a “Party” and an “OpenLocker Stockholder” for all purposes herein and with respect to the shares of OpenLocker Stock as set forth on such Joinder, and shall be deemed to have made the representations and warranties, and agreed to the covenants and other agreements, in each case as applicable to the OpenLocker Stockholders who are Parties to this Agreement as of the Effective Date, in each case on and following the date that such Joinder is executed.

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Section 2.02 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closing, the OpenLocker Stockholders, who hold 100% of OpenLocker’s issued and outstanding capital stock as of the Closing, shall sell, assign, transfer and deliver to the Company, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the OpenLocker Stock held by them.

(b)	All of the shares of OpenLocker Stock issued and outstanding as of the Closing shall be exchanged, collectively, for a total of 12,500,000 shares of Company Common Stock (the “Exchange Shares”), which Exchange Shares shall be apportioned between the OpenLocker Stockholders pro rata based on the number of shares of OpenLocker Stock held by the OpenLocker Stockholders as set forth on the Updated Capitalization Table (as defined below) once the Updated Capitalization Table is completed. Subject to the provisions of Section 9.05(a), the Exchange Shares shall be issued in book entry form and shall not be certificated.

(c)	The exchange as set forth in this Section 2.02, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange”.

(d)	At the Closing (as defined below) the OpenLocker Stockholders shall, upon transfer of their respective shares of OpenLocker Stock to the Company, be recorded in the stock ledger of the Company as the owners of the applicable Exchange Shares.

Section 2.03 Additional Agreements and Actions at and Following the Closing.

(a)	Following the Closing the Company shall reserve 750,000 shares of Company Common Stock for issuance to OpenLocker employees as options, restricted stock or similar incentive compensation, on terms to be determined by the Company Board.

(b)	At the Closing, the Company will contribute the sun of $300,000 to the operations of OpenLocker, which funds will be utilized as agreed to by the Company and the Stockholders’ Representative prior to the Closing, but which by the Company and the Stockholders’ Representative agree will generally be used for working capital uses and for the payment of OpenLocker payables and costs and expenses incurred by OpenLocker in connection with the Transactions, and not for executive salaries, cash bonuses, etc.

(c)	Following the Closing and prior to September 1, 2022, the Company will fund at least an additional $250,000 to the operations of OpenLocker, which will be funded as and when agreed to by Company and the Stockholders’ Representative following the Closing, but which by the Company and the Stockholders’ Representative agree will generally be used for working capital uses and not for executive salaries, cash bonuses, etc.

(d)	At the Closing, Brian Klatsky will be named to the Company Board.

(e)	At the Closing, Leone Capital Group LLC (“Leone”) and American Capital Ventures, Inc. (“ACV”) and Brian Klatsky shall enter into the Voting Agreement in the form as attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which, subject to the terms and conditions therein, ACV and Leone shall agree to vote for Brian Klatsky as a director of the Company.

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Section 2.04 OpenLocker Options. Effective as of the Closing and as a condition thereof, the OpenLocker Options held by Brian Klatsky shall be terminated, with no consideration paid therefor, and shall be null and void and of no force or effect. At the Closing, and pursuant to the plan or reorganization as set forth herein and pursuant to Section 354(a)(1) of the Code, all of the Optionholders shall exchange all of their OpenLocker Options for options to acquire shares of Company Common Stock (the “Descrypto Options”) pursuant to option rollover agreements and option agreements to be in form as agreed by the Company and the Stockholders’ Representative (collectively, the “Option Rollover Agreements”), with such Option Rollover Agreements to be prepared and executed so as to meet the requirements of Section 354(a)(1) of the Code. The Option Rollover Agreements and Descrypto Options shall provide for substantially the same terms as the OpenLocker Options, other than they shall be fully vested at issuance, and shall increase the number of shares of Company Common Stock underlying the Descrypto Options from the number of shares of OpenLocker Stock underlying the OpenLocker Options and shall retain the same exercise price per share of Company Common Stock underlying the Descrypto Options as the exercise price per share of OpenLocker Stock underlying the OpenLocker Options, in each case as necessary to provide for the same spread value for each applicable Optionholder. The Parties acknowledge and agree that the Option Rollover Agreements and the transactions as set forth therein, are and shall be mutually dependent on this Agreement and the Transactions, and the consummation of the Transactions shall be a condition to the consummation of the transactions as set forth in the Option Rollover Agreements, and the consummation of the transactions as set forth in the Option Rollover Agreement shall be a condition to the consummation of the Transactions. Notwithstanding the foregoing, if any provision of this Agreement or the Option Rollover Agreements contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause the OpenLocker Options or the Descrypto Options to be subject to taxes, penalties or interest under Section 409A of the Code, the Company may, in its discretion and without an Optionholder’s consent, modify the provisions to comply with, or avoid being subject to Code Section 409A.

Section 2.05 Closing. The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 6.01, Section 6.02 and Section 6.03, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.06 OpenLocker Deliverables at the Closing. At the Closing, OpenLocker or the OpenLocker Stockholders, as applicable, shall deliver to the Company the following:

(a)	Each OpenLocker Stockholder shall deliver to the Company a stock power in the form as attached hereto as Exhibit B, duly completed and executed by such OpenLocker Stockholder.

(b)	OpenLocker shall deliver to the Company a certificate of the Secretary of OpenLocker and the Stockholders’ Representative on behalf of the OpenLocker Stockholders, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 6.01(f) have been satisfied and providing reasonable evidence thereof;

(ii)	certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied and that the statements therein are true and correct;

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(iii)	Attaching copies of the OpenLocker Organizational Documents, certified by the Delaware Secretary of State; and

(iv)	attaching a certificate of status issued by the Delaware Secretary of State for OpenLocker, dated as of a date within 5 days of the Closing Date.

(c)	OpenLocker shall deliver to the Company a copy of the Voting Agreement executed by Brian Klatsky.

(d)	OpenLocker shall deliver to the Company reasonable evidence of the termination of the OpenLocker Option held by Brian Klatsky, duly executed by OpenLocker and Brian Klatsky.

(e)	OpenLocker shall deliver to the Company an Option Rollover Agreement with respect to each Optionholder, duly executed by each applicable Optionholder.

Section 2.07 Company Deliverables at the Closing. At the Closing, the Company shall:

(a)	Record the applicable OpenLocker Stockholders in the books and records of the Company as the owners of the applicable Exchange Shares;

(b)	Deliver to the Stockholders’ Representative on behalf of the OpenLocker Stockholders a certificate of the Secretary of the Company, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied and that the statements therein are true and correct; and

(ii)	attaching a certificate of status issued by the Delaware Secretary of State for the Company, dated as of a date within 5 days of the Closing Date;

(c)	Deliver to Brian Klatsky a copy of the Voting Agreement executed by an authorized officer of the Company; and

(d)	Deliver to the Stockholders’ Representative for dissemination to the Optionholders an Option Rollover Agreement with respect to each Optionholder, each duly executed by an authorized officer of the Company.

Section 2.08 Additional Documents. At and following the Closing, the Company, OpenLocker, the Stockholders’ Representative and the OpenLocker Stockholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

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Section 2.09 Tax Consequences. For U.S. federal Tax purposes, the Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 2.10 Conveyance Taxes. Each OpenLocker Stockholder will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred by such OpenLocker Stockholder as a result of the Transactions.

Article III. Representations and Warranties Relating to OpenLocker

As an inducement to, and to obtain the reliance of the Company, except as otherwise specifically set forth in the schedules of exceptions to the representations of the OpenLocker Parties delivered to the Company on the Effective Date (“Disclosure Schedules”), the Company and the Stockholder’s Representative represents and warrants to the Company, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 3.01 Corporate Existence and Power. OpenLocker is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. OpenLocker has made available to the Company complete and correct copies of the Certificate of Incorporation, Bylaws, and other organizational documents and the corporate minute books of OpenLocker as in effect on the Effective Date (the “OpenLocker Organizational Documents”). OpenLocker has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the OpenLocker Organizational Documents. OpenLocker has taken all actions required by Law, the OpenLocker Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 3.03 Valid Obligation. This Agreement and all Transaction Documents executed by OpenLocker and the Stockholder’s Representative in connection herewith constitute the valid and binding obligations of OpenLocker and the Stockholder’s Representative, as applicable, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 3.04 No Conflict With Other Instruments. The execution of this Agreement by OpenLocker and the Stockholder’s Representative and the consummation of the Transactions by OpenLocker and the Stockholder’s Representative will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which OpenLocker or and the Stockholder’s Representative is a party or to which any of their respective assets, properties or operations are subject.

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Section 3.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by OpenLocker or the Stockholder’s Representative requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 3.06 Authorized Shares and Capital.

(a)	The authorized capital stock of OpenLocker consists of 15,000,000 shares of common stock, par value $0.0001 per share, of which 7,500,000 shares are issued and outstanding as of the Effective Date.

(b)	As of the Effective Date, all of the issued and outstanding OpenLocker Stock is held, collectively, by the OpenLocker Stockholders executing this Agreement on the Effective Date and the capitalization table of OpenLocker as set forth in Section 3.06(c) of the Disclosure Schedules (the “Capitalization Table”) is true, correct and complete in all respects. Upon the issuance of any additional shares of OpenLocker Stock as contemplated in Section 2.01 the Parties shall update the Capitalization Table to reflect the same (the “Updated Capitalization Table”, provided that in the event that no additional shares of OpenLocker Stock are issued between the Effective Date and the Closing Date, any references to the “Updated Capitalization Table” shall be deemed a reference to the Capitalization Table as in place on the Effective Date). The Updated Capitalization Table, if and when completed, shall be true, correct and complete in all respects.

(c)	As of the Effective Date, other than the SAFEs and OpenLocker Options as set forth on the Capitalization Table, OpenLocker has no Derivatives or commitments to issue any Equity Securities of OpenLocker or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of OpenLocker Stock or any other Equity Security of OpenLocker.

(d)	As of the Closing Date, other than the OpenLocker Options held by the Optionholders, which shall be exchanged for the Descrypto Options pursuant to the Option Rollover Agreements, OpenLocker shall have no Derivatives or commitments to issue any Equity Securities of OpenLocker or Derivatives, and there shall be no outstanding securities convertible or exercisable into or exchangeable for shares of OpenLocker Stock or any other Equity Security of OpenLocker.

(e)	As of the Closing Date, all of the issued and outstanding OpenLocker Stock is held, collectively, by the OpenLocker Stockholders executing this Agreement on the Effective Date and the Additional Stockholders and the capitalization table of OpenLocker as set forth on the Updated Capitalization Table is true, correct and complete in all respects.

(f)	As of the Closing Date, the only issued and outstanding Equity Securities of OpenLocker shall be those set forth on the Updated Capitalization Table, and OpenLocker shall have no Derivatives or commitments to issue any Equity Securities of OpenLocker or Derivatives, and there shall be no outstanding securities convertible or exercisable into or exchangeable for shares of OpenLocker Stock or any other Equity Security of OpenLocker.

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(g)	Other than the Stockholders’ Agreement of OpenLocker, dated as of September 1, 2021 (the “Stockholders’ Agreement”), there is no voting trust, agreement or arrangement among any of the beneficial holders of OpenLocker Stock affecting the nomination or election of directors or the exercise of the voting rights of OpenLocker Stock. As of the Closing, the Stockholders’ Agreement will be terminated and will be null and void and of no further force or effect.

(h)	The offer, issuance and sale of such shares of OpenLocker Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of OpenLocker Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.07 Validity of Shares. The shares of OpenLocker Stock to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.08 Liabilities. Section 3.08 of the Disclosure Schedules sets forth (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by OpenLocker, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by OpenLocker, the repayment obligations for which are secured by any of OpenLocker’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of OpenLocker in excess of $10,000. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise Tax as may be applicable.

Section 3.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of OpenLocker after reasonable investigation, threatened by or against OpenLocker or affecting OpenLocker or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. OpenLocker has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.10 Compliance with Laws; Permits.

(e)	OpenLocker has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of OpenLocker have been either registered under the Securities Act, or exempt from registration.

(f)	All material Permits required for OpenLocker to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on OpenLocker. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of OpenLocker, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of OpenLocker. OpenLocker has not received any notice of proceedings relating to the revocation or modification of any such Permit

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(g)	OpenLocker is not and has not been, to the Knowledge of OpenLocker, and the past and present officers, members, managers and affiliates of OpenLocker are not and have not, been the subject of, nor does OpenLocker have any reason to believe that OpenLocker or any of its officers, members, managers or affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 3.11 General Compliance. OpenLocker to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by OpenLocker under), nor has OpenLocker received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Contracts.

(a)	Section 3.12 of the Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments to which OpenLocker is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of any material oral agreements, Section 3.12 of the Disclosure Schedules contains a description thereof.

(b)	All contracts, agreements, franchises, license agreements, and other commitments to which OpenLocker is a party or by which its properties are bound and which are material to the operations of OpenLocker taken as a whole are valid and enforceable by OpenLocker in all respects, except as limited by the Enforceability Exceptions; and

(c)	Except as included or described in of the Disclosure Schedules, OpenLocker is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of OpenLocker, which, in each case cannot be terminated by OpenLocker on notice of no more than thirty (30) days at a cost of no more than $5,000.

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Section 3.13 Bank Accounts; Power of Attorney. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by OpenLocker within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of OpenLocker; (ii) all safe deposit boxes and other similar custodial arrangements maintained by OpenLocker within the past twelve (12) months; and (iii) the names of all Persons holding powers of attorney from OpenLocker or who are otherwise authorized to act on behalf of OpenLocker with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.14 Intellectual Property.

(a)	OpenLocker owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary and all other Intellectual Property and technology to conduct its businesses as now conducted.

(b)	None of OpenLocker’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement. To the Knowledge of OpenLocker there is no infringement by OpenLocker of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of OpenLocker, being threatened against, OpenLocker regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(c)	To the Knowledge of OpenLocker, OpenLocker is in material compliance with all legal requirements applicable to Intellectual Property owned by OpenLocker and OpenLocker’s ownership and use thereof.

(d)	All required filings and fees related to the Intellectual Property owned by OpenLocker that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. OpenLocker has provided the Company with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(e)	OpenLocker has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by OpenLocker and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by OpenLocker.

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Section 3.15 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of OpenLocker are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by OpenLocker, together with all other properties and assets of OpenLocker, are sufficient for the conduct of OpenLocker’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of OpenLocker as conducted as of the Closing.

Section 3.16 Accounts Receivable. The accounts receivable reflected on the books and records of OpenLocker and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by OpenLocker involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of OpenLocker not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.17 Title. OpenLocker has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of OpenLocker, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by OpenLocker and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by OpenLocker is held under valid, subsisting and enforceable leases with which OpenLocker is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by OpenLocker.

Section 3.18 Taxes.

(a)	OpenLocker has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of OpenLocker know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by OpenLocker have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by OpenLocker (whether or not shown on any Tax Return) have been, or will be, timely paid. OpenLocker has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(b)	No claim has been made by any taxing authority in any jurisdiction where OpenLocker does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of OpenLocker. The amount of OpenLocker’s liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of OpenLocker. All deficiencies asserted, or assessments made, against OpenLocker as a result of any examinations by any taxing authority have been fully paid. OpenLocker is not a party to any Action by any taxing authority. To the Knowledge of OpenLocker, there are no pending or threatened Actions by any taxing authority.

(c)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of OpenLocker.

(d)	OpenLocker is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. OpenLocker is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to OpenLocker.

(e)	OpenLocker is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. OpenLocker has no Liability for Taxes of any Person (other than OpenLocker) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. OpenLocker has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. OpenLocker has not taken any action that could defer a Liability for Taxes of OpenLocker from any period prior to the Closing to any period following the Closing.

(f)	OpenLocker is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. OpenLocker is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. OpenLocker has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. OpenLocker is not and has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of OpenLocker under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(g)	OpenLocker has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. OpenLocker has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(h)	None of the assets of OpenLocker is property that OpenLocker is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

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Section 3.19 Controls. OpenLocker maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between OpenLocker and an unconsolidated or other off balance sheet entity that is not disclosed by OpenLocker in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on OpenLocker.

Section 3.20 Transactions with Affiliates. None of the officers or directors of OpenLocker and, to the Knowledge of OpenLocker, none of the employees of OpenLocker, is presently a party to any transaction with OpenLocker (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of OpenLocker, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of OpenLocker’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of OpenLocker and (iii) other employee benefits, including stock option agreements under any stock option plan of OpenLocker.

Section 3.21 Foreign Corrupt Practices. Neither OpenLocker, nor, to the Knowledge of OpenLocker, any agent or other Person acting on behalf of OpenLocker, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by OpenLocker (or made by any Person acting on its behalf of which OpenLocker is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22 Money Laundering. OpenLocker is in material compliance with, and has not previously violated in any material respect, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.23 Illegal or Unauthorized Payments; Political Contributions. Neither OpenLocker nor, to the Knowledge of OpenLocker, any of the officers, directors, employees, agents or other representatives of OpenLocker or any other business entity or enterprise with which OpenLocker is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of OpenLocker.

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Section 3.24 No Disqualification Events. None of OpenLocker, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of OpenLocker, any beneficial owner of 20% or more of OpenLocker’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with OpenLocker in any capacity at the time of sale (each, an “OpenLocker Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. OpenLocker has exercised reasonable care to determine whether any OpenLocker Covered Person is subject to a Disqualification Event.

Section 3.25 Approval of Agreement. The OpenLocker Board has authorized the execution and delivery of this Agreement by OpenLocker and has approved this Agreement and the Transactions.

Section 3.26 Disclosure. All disclosure provided to the Company regarding OpenLocker, its business and Transactions, including the Disclosure Schedules, furnished by or on behalf of OpenLocker with respect to the representations and warranties made herein are true and correct in all material respects with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.27 No Brokers. Neither the Company nor the Stockholders’ Representative has retained any broker or finder in connection with any of the Transactions, and neither the Company nor the Stockholders’ Representative has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article IV. Representations and Warranties of Each OpenLocker Stockholder

As an inducement to, and to obtain the reliance of the Company, each OpenLocker Stockholder, severally and not jointly and severally, and solely with respect to the OpenLocker Stock held by such OpenLocker Stockholder and with respect to the Exchange Shares to be received by such OpenLocker Stockholder, represents and warrants to the Company, as of the Effective Date and as of the Closing Date as follows:

Section 4.01 Existence and Power. Such OpenLocker Stockholder is a natural person or is an entity duly organized, validly existing, and in good standing under the Laws of the state of its organization and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02 Due Authorization. Such OpenLocker Stockholder has taken all actions required by Law, its organizational documents (if applicable) or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

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Section 4.03 Valid Obligation. This Agreement and all Transaction Documents executed by such OpenLocker Stockholder in connection herewith constitute the valid and binding obligations of such OpenLocker Stockholder, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by such OpenLocker Stockholder and the consummation of the Transactions by such OpenLocker Stockholder will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which such OpenLocker Stockholder is a party or to which any of such OpenLocker Stockholder’s assets, properties or operations are subject.

Section 4.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by such OpenLocker Stockholder requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority, in each case on the part of such OpenLocker Stockholder.

Section 4.06 Title to and Issuance of the OpenLocker Stock. Such OpenLocker Stockholders is, as of the date of the execution of this Agreement by such OpenLocker Stockholder, and on the Closing Date will be, the record and beneficial owner and holder of the OpenLocker Stock to be delivered by such OpenLocker Stockholder at the Closing, as set forth on the Updated Capitalization Table, free and clear of all Liens. None of the OpenLocker Stock held by such OpenLocker Stockholder is subject to pre-emptive or similar rights, either pursuant to any OpenLocker Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any OpenLocker Stock or other interests in OpenLocker from such OpenLocker Stockholder.

Section 4.07 Investment Representations. For purposes of this Section 4.07, any reference to the “Exchange Shares” shall be deemed solely to be a reference to the portion of the Exchange Shares being delivered to such applicable OpenLocker Stockholder.

(a)	Investment Purpose. Such OpenLocker Stockholder understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to such OpenLocker Stockholder in exchange for the OpenLocker Stock held by such OpenLocker Stockholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares are being acquired by such OpenLocker Stockholder are being acquired by such OpenLocker Stockholder for such OpenLocker Stockholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Such OpenLocker Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (and “Accredited Investor”) or is not an Accredited Investor, as indicated on such OpenLocker Stockholder’s signature page to this Agreement.

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(c)	Information. Such OpenLocker Stockholder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such OpenLocker Stockholder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions. Such OpenLocker Stockholder acknowledges and agrees that the SEC Reports and the other information, materials and documents as required to be delivered to the OpenLocker Stock pursuant to Rule 502 under Regulation D pursuant to the Securities Act has been delivered to such OpenLocker Stockholder, and such OpenLocker Stockholder has received and reviewed such SEC Reports and other information, materials and documents.

(d)	Reliance on Exemptions. Such OpenLocker Stockholder understands that the Exchange Shares are being offered and sold to such OpenLocker Stockholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such OpenLocker Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such OpenLocker Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of such OpenLocker Stockholder to acquire the Exchange Shares.

(e)	Information. Such OpenLocker Stockholder and his, her or its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by such OpenLocker Stockholder or his, her or its advisors. Such OpenLocker Stockholder and his, her or its advisors, if any, have been afforded the opportunity to ask questions of the Company. Such OpenLocker Stockholder, either alone or with his, her or its purchaser representative(s) has such knowledge and experience in financial and business matters that such OpenLocker Stockholder is capable of evaluating the merits and risks of the prospective investment and the receipt of the Exchange Shares. Such OpenLocker Stockholder understands that such OpenLocker Stockholder’s investment in the Exchange Shares involves a significant degree of risk. Such OpenLocker Stockholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(f)	Governmental Review. Such OpenLocker Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(g)	Transfer or Resale. Such OpenLocker Stockholder understands that (i) the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, or (b) the Exchange Shares are sold or transferred otherwise in compliance with all applicable securities Laws and, if the Exchange Shares bear a legend or are subject to a stop-transfer order referenced in Section 4.07(h) or otherwise required by the Company’s transfer agent, such OpenLocker Stockholder shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, which opinion, to the extent available, shall be delivered by the Company’s counsel and at the cost of the Company in the event requested within a period of three years following the Closing. Such OpenLocker Stockholder acknowledges that neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case), except that the Company will use its commercially reasonable efforts to comply with the current public information requirements set forth in Rule 144(c)(1).

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(h)	Legends. Such OpenLocker Stockholder understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) or S under the Securities Act (or a successor rule) (“Regulation S”), without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(i)	Removal. The legend(s) referenced in Section 4.07(h) shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such OpenLocker Stockholder agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 4.08 No Brokers. Such OpenLocker Stockholder has not retained any broker or finder in connection with any of the Transactions, and such OpenLocker Stockholder has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Article V. Representations and Warranties of the Company

As an inducement to, and to obtain the reliance of OpenLocker and the OpenLocker Stockholders, the Company represents and warrants to OpenLocker and the OpenLocker Stockholders, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and other than as set forth in the reports and filings made by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the “SEC Reports”), as follows:

Section 5.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The SEC Reports contain copies of the articles of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

Section 5.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 5.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited the Enforceability Exceptions.

Section 5.04 No Conflict With Other Instruments. The execution of this Agreement by the Company and the consummation of the Transactions by the Company will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 5.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 5.06 Authorized Shares and Capital. The authorized capital stock of the Company is comprised of 10,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). 200,000 shares of the Preferred Stock has been designated as the Series A Preferred Stock of the Company (the “Series A Stock”). As of the Effective Date, there are 25,872,504 shares of Common Stock issued and outstanding, and 35,520 shares of Series A Stock issued and outstanding, and there are no issued or outstanding Derivatives to acquire any shares of capital stock of the Company.

Section 5.07 Validity of Shares. The Exchange Shares to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens. Based in part on the accuracy of the representations of the OpenLocker Stockholders in Section 4.07 and subject to filings pursuant to Regulation D under the Securities Act and applicable state securities laws, the offer, sale and issuance of the Exchange Shares pursuant to this Agreement will be in compliance with federal and applicable state securities laws and regulations.

Section 5.08 Approval of Agreement. The Company Board has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions.

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Section 5.09 Disclosure. All disclosure provided to the OpenLocker Stockholders regarding the Company, its business and Transactions furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct in all material respects with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 5.11 No Disqualification Events. None of the Company, any of its current affiliated issuers, any of its current directors, executive officers, or other officers of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities since such date, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity (each, a “Company Covered Person”) is subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event.

Article VI. Conditions to the Closing

Section 6.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions.

(d)	The OpenLocker Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(e)	The Company Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(f)	The Stockholders’ Agreement shall have been terminated and shall be null and void and of no further force or effect.

(g)	The conversion or exercise of all of the SAFEs as set forth in Section 2.01 and the termination of Brian Klatsky’s OpenLocker Option shall have been completed, such that OpenLocker has solely shares of OpenLocker Stock issued and outstanding and, other than the OpenLocker Options which will be exchanged for Descrypto Options pursuant to the Option Rollover Agreements, has no issued or outstanding Derivatives or any commitments to issue any Equity Securities of OpenLocker.

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(h)	The Parties shall have agreed on the Updated Capitalization Table, with such agreement not to be unreasonably withheld, conditioned or delayed.

(i)	The form and substance of the Option Rollover Agreements shall have been agreed to between the Company and the Stockholders’ Representative, and shall have been executed by the Company and each of the applicable Optionholders, and delivered as required herein.

Section 6.02 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by OpenLocker, the Stockholders’ Representative and the OpenLocker Stockholders in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 3.06, Section 3.07, Section 4.06 and Section 4.07, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	Each of the OpenLocker Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such OpenLocker Parties prior to or at the Closing;

(c)	OpenLocker shall have provided to the Company audited financial statements for OpenLocker and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor, which the Parties acknowledge and agree shall be the same auditor engaged by the Company, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods; and

(d)	The Company shall have completed its due diligence review and examination of OpenLocker to its satisfaction in its sole discretion.

Section 6.03 Condition to the Obligations of the OpenLocker Parties. The obligations of the OpenLocker Parties to consummate the Closing are subject to the satisfaction (or waiver by OpenLocker and the Stockholders’ Representative on behalf of the OpenLocker Stockholders), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and the representations and warranties in Section 5.06 and Section 5.07, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement; and

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(b)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing, including with respect to the actions and deliverables which will be effective as of the Closing as set forth in Section 2.03(b), Section 2.03(b), Section 2.03(d) and Section 2.03(e).

(c)	OpenLocker shall have completed its due diligence investigation of the Company to OpenLocker’s satisfaction in OpenLocker’s sole discretion.

Article VII. Additional Covenants of the Parties

Section 7.01 Delivery of Books and Records. At the Closing, OpenLocker shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of OpenLocker now in the possession of OpenLocker or its Representatives.

Section 7.02 Third Party Consents and Certificates. The Company and the OpenLocker Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 7.03 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 7.04 Due Diligence Review. Following the Effective Date until the Closing, each of OpenLocker and the Company shall give to the other and the other’s authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of OpenLocker or the Company, as applicable, so that each may complete its due diligence investigation. Each of OpenLocker and the Company also agrees to provide the other and the other’s authorized Representatives with access to any information in its possession or within its control that contains information relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If the Company, in its sole discretion, at any time prior to the Closing determines that its due diligence review of OpenLocker is not satisfactory to the Company, then the Company may terminate this Agreement upon notice to OpenLocker. If the OpenLocker, in its sole discretion, at any time prior to the Closing determines that its due diligence review of the Company is not satisfactory to OpenLocker, then OpenLocker may terminate this Agreement upon notice to the Company.

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Article VIII. Termination; Survival

Section 8.01 Termination.This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Company, OpenLocker and the Stockholders’ Representative;

(b)	By the Company (i) if the conditions to the Closing as set forth in Section 6.01 and Section 6.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any OpenLocker Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the OpenLocker Parties, applicable, within five (5) Business Days after receipt by OpenLocker of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

(c)	By OpenLocker and the Stockholders’ Representative acting together (i) if the conditions to Closing as set forth in Section 6.01 and Section 6.03 have not been satisfied or waived by OpenLocker and the Stockholders’ Representative, which waiver OpenLocker and the Stockholders’ Representative may give or withhold in their sole discretion, by the Termination Date, provided, however, that OpenLocker and the Stockholders’ Representative may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the OpenLocker Parties; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by OpenLocker and the Stockholders’ Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from OpenLocker or is not reasonably capable of being cured prior to the Termination Date;

(d)	By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable; or

(e)	By the Company or OpenLocker, pursuant to the provisions of Section 7.04.

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Section 8.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(b), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.19; and (ii) if OpenLocker and the Stockholders’ Representative has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(c), OpenLocker and the Stockholders’ Representative may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.19.

Section 8.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.03 and Article X shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article IX. Indemnification

Section 9.01 Indemnification of Company. Provided that the Closing occurs, the Stockholders’ Representative, Abby Klatsky and Brendan O’Brien (the “Controlling Stockholders”), who are the holders of a majority of the issued and outstanding shares of OpenLocker Stock, hereby agree, severally and pro-rata as set forth in Section 9.05(b), and not jointly and severally, to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company or the Stockholders’ Representative contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 9.02 Indemnification of the OpenLocker Parties. Provided that the Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Stockholders’ Representative, the OpenLocker Stockholders, OpenLocker and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “OpenLocker Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any OpenLocker Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

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Section 9.03 Procedure. The following shall apply with respect to all claims by any OpenLocker Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a OpenLocker Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the Controlling Stockholders, as applicable):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 9.03(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 9.04 Sole Recourse. Subject to the last sentence of Section 9.05(c), the sole recourse of any Company Indemnified Party for an indemnification obligation of a Controlling Stockholder shall be the transfer and return of the Exchange Shares as set forth in Section 9.05.

Section 9.05 Additional Provisions Relating to Indemnification by the Controlling Stockholders.

(a)	Notwithstanding the provisions of the last sentence of Section 2.02(b), the Parties acknowledge and agree that the Exchange Shares to be issued to the Controlling Shareholders at the Closing shall be certificated. Such certificates shall be held in trust by the Company until any indemnification obligations of the Controlling Shareholders hereunder have been satisfied (i.e., one year in the event that there are no indemnification claims for which the Controlling Shareholders have any possibility of responsibility for payment hereunder at such time), and such certificates shall thereafter be transferred and released to the Controlling Shareholders.

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(b)	Subject to this Section 9.05, any indemnification obligation of any Controlling Stockholders to any Company Indemnified Party pursuant to the provisions of this Article IX shall be made solely by the transfer and return to the Company of a number of the Exchange Shares held by the Controlling Stockholders equal to (i) the amount of the indemnification payment required to be made divided by (ii) $0.40 (the “Denominator”), which transfer and return shall be completed within two (2) Business Days of the determination of the amount owned by the Controlling Stockholders. Any such return and transfer of Exchange Shares shall be applied pro-rata between the Controlling Stockholders based on the number of Exchange Shares issued to each of them at the Closing. By way of example and not limitation, in the event that the Controlling Stockholders are required to pay to the Company the sum of $900 pursuant to the provisions of this Article IX (and assuming no modifications thereto as a result of the application of the Section 9.08(a)), the Controlling Stockholders (collectively) shall transfer and return to the Company 2,250 Exchange Shares and therefore each Controlling Stockholder shall transfer and return to the Company 750 Exchange Shares. In no event shall any individual Controlling Stockholder be obligated to transfer and return Exchange Shares with a value, calculated in accordance with this Section 9.05, in excess of $1,666,666.

(c)	Notwithstanding the provisions of Section 9.05(b), if a Controlling Shareholder is unable to return any Exchange Shares to the Company as and when required by Section 9.05(b) due to any reason other than the action or inaction of the Company, the applicable Controlling Shareholder(s) shall have the option of paying such amounts in cash or acquiring shares of Common Stock from any other third party and thereafter returning the applicable number of shares of Common Stock to the Company in lieu of the Exchange Shares.

(d)	The Denominator shall be subject to equitable adjustments for stock splits or stock combinations, recapitalization, reclassifications and similar events relating to the Company Common Stock following the Closing Date. By way of example and not limitation, in the event of a 2-for-1 forward split of the Company Common Stock following the Closing Date, whereby each share of Company Common Stock is split into two shares of Company Common Stock, the Denominator shall be adjusted to be $0.20. By way of example and not limitation, in the event of a 1-for-2 reverse split of the Company Common Stock following the Closing Date, whereby each two shares of Company Common Stock are combined into one share of Company Common Stock, the Denominator shall be adjusted to be $0.80. The adjustments as set forth in this Section 9.05(d) shall be undertaken each time that an event as set forth in this Section 9.05(d) occurs.

Section 9.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 9.07 Time Limit. The obligations of the Controlling Stockholders under Section 9.01 and of the Company under Section 9.02 shall expire one (1) year from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article IX which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party, and no indemnification claim may be commenced by any party more than one (1) year from the Closing Date.

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Section 9.08 Certain Limitations. The indemnification provided for in Section 9.01 and Section 9.02 shall be subject to the following limitations:

(a)	The Controlling Stockholders shall not be liable to the Company Indemnified Parties for indemnification under Section 9.01 until the aggregate amount of all Losses in respect of indemnification under Section 9.01 exceeds $10,000 (the “Basket”), in which event the Controlling Stockholders, collectively, shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the value of the Exchange Shares held by the Controlling Stockholders, and subject to the limits as to each individual Controlling Stockholder, as set forth in Section 9.05(b).

(b)	The Company shall not be liable to the OpenLocker Indemnified Parties for indemnification under Section 9.02 until the aggregate amount of all Losses in respect of indemnification under Section 9.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to $5,000,000, which shall in such case be applied to all of the OpenLocker Indemnified Parties as a group.

Section 9.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 9.10 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article IX shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions provided that the exclusion to such limitation in this clause (ii) shall not apply to Abby Klatsky or Brendan O’Brien. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article IX, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

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Article X. Miscellaneous

Section 10.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Company and the Stockholders’ Representative shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)	The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in West Palm Beach, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.01(b).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) located in Palm Beach County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

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Section 10.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Palm Beach County, Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 10.03 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.03(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 10.04 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

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Section 10.05 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Descrypto Holdings, Inc.

Attn: Howard Gostfrand

625 N. Flagler Drive, Suite 600

West Palm Beach, FL

Email: hg@amcapventures.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to OpenLocker, any OpenLocker Stockholder or the Stockholders’ Representative, to:

OpenLocker Inc.

Attn: Brian Klatsky

320 Broad Street

Red Bank, NJ 07701

Email: brian@openlocker.io

With a copy, which shall not constitute notice, to:

McCloskey Law PLLC

Attn: Patrick T. McCloskey

425 Madison Avenue, Suite 1700

New York, NY 10017

Email: patrick@mccloskeylawpllc.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

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Section 10.07 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 10.08 Third Party Beneficiaries. This contract is strictly between the Company, OpenLocker, the OpenLocker Stockholders and the Stockholders’ Representative, and except as specifically provided herein, no other Person and no director, officer, stockholder (other than the OpenLocker Stockholders), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement. For the avoidance of doubt, the Optionholders, in their capacities as holders of OpenLocker Options, are not parties to this Agreement and shall have no rights or obligations hereunder.

Section 10.09 Expenses. Subject to Article IX and Section 10.06, whether or not the Exchange is consummated, each of the Company and the OpenLocker Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 10.10 Entire Agreement. This Agreement and the other agreements and documents referenced herein represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. Notwithstanding the foregoing, the Parties acknowledge and agree that the Option Rollover Agreements are not a “Transaction Document” and shall be entered into and enforced separately from this Agreement, while each is mutually dependent on the other.

Section 10.11 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of one year.

Section 10.12 Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, OpenLocker and the Stockholders’ Representative.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

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(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 10.13 OpenLocker Stockholders’ Representative.

(a)	Each OpenLocker Stockholder constitutes and appoints the Stockholders’ Representative as its Representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)	to act on such OpenLocker Stockholders’ behalf in the absolute discretion of Stockholders’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.13.

(b)	This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any OpenLocker Stockholder or by operation of law, whether by the death or incapacity of any OpenLocker Stockholder or by the occurrence of any other event. Each OpenLocker Stockholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Stockholders’ Representative pursuant to this Section 10.13. Each OpenLocker Stockholder agrees that Stockholders’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Stockholders’ Representative in good faith, even if taken or omitted negligently, and each OpenLocker Stockholder shall indemnify and hold harmless Stockholders’ Representative from, and shall pay to Stockholders’ Representative the amount of, or reimburse Stockholders’ Representative for, any Loss that Stockholders’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Stockholders’ Representative in his capacity as such.

(c)	The Company shall be entitled to rely upon any document or other paper delivered by Stockholders’ Representative as being authorized by OpenLocker Stockholders, and the Company shall not be liable to any OpenLocker Stockholder for any action taken or omitted to be taken by the Company based on such reliance.

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Section 10.14 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.15 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.16 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 10.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each OpenLocker Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions. Notwithstanding the foregoing, neither the Stockholder Representative nor any OpenLocker Party shall have any liability (for equitable remedies, damages or otherwise) for the failure or refusal of (1) any Additional Stockholder to execute and deliver a Joinder and/or (2) any Optionholder to execute and deliver an Option Rollover Agreement.

Section 10.18 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 10.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.20 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Descrypto Holdings, Inc.

By:	/s/ Howard Gostfrand
Name:	Howard Gostfrand
Title:	Chief Executive Officer

OpenLocker Inc.

By:	/s/ Brian Klatsky
Name:	Brian Klatsky
Title:	President

Stockholders’ Representative

By:	/s/ Brian Klatsky
Name:	Brian Klatsky

[Stockholders’ signatures continue on following pages.]

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OpenLocker Stockholder Name: Brian Klatsky

By:	/s/ Brian Klatsky
(signature)

Name:	Brian Klatsky

Title:
(if applicable, for entities)

The above-named OpenLocker Stockholder certifies that he/she/it is:

___X____	An Accredited Investor

_______	Not an Accredited Investor

OpenLocker Stockholder Name: Abby Klatsky

By:	/s/ Abby Klatsky
(signature)

Name:	Abby Klatsky

Title:
(if applicable, for entities)

The above-named OpenLocker Stockholder certifies that he/she/it is:

___X____	An Accredited Investor

_______	Not an Accredited Investor

OpenLocker Stockholder Name: Brendan O’Brien

By:	/s/ Brendan O’Brien
(signature)

Name:	Brendan O’Brien

Title:
(if applicable, for entities)

The above-named OpenLocker Stockholder certifies that he/she/it is:

___X____	An Accredited Investor

_______	Not an Accredited Investor